EXHIBIT 16





February 25, 1997



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We were previously principal accountants for Mercury Finance Company and, under the date of February 12, 1996 (except as to certain notes to financial statements as to which the date was October 23, 1996), we reported on the consolidated financial statements of Mercury Finance Company and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995. On February 18, 1997, our appointment as principal accountants was terminated. We have read Mercury Finance Company's statements included under Item 4 of its Form 8-K dated February 25, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Mercury Finance Company's statements that (a) the decision to discontinue KPMG Peat Marwick LLP and engage Arthur Andersen LLP was approved by the Audit Committee of the Board of Directors as well as by the Board of Directors as a whole and (b) Arthur Andersen LLP has been and continues to be engaged by legal counsel to the Special Committee of the Board of Directors in connection with the investigation of the previously announced accounting irregularities at the Company.

                              Very truly yours,

                         /s/  KPMG PEAT MARWICK LLP